EXHIBIT 99.2

American Eagle Outfitters, Inc.
November 2006
Recorded Sales Commentary Transcript dated November 29, 2006

Good afternoon. Welcome to the American Eagle Outfitters November 2006 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

November delivered a strong kick-off to the holiday season and we were pleased with our performance throughout the month and into the Thanksgiving weekend. Our customers responded enthusiastically to the holiday collection, making AE a prime gift destination for categories such as AE jeans, sweaters and fleece. We feel that our lifestyle brand is well-positioned for giving and receiving this season.

Total November sales of $247.0 million increased 21% compared to $203.5 million last year. We delivered a comparable store sales increase of 14%, which compares to a 2% comp increase in November of last year.

Our women's assortment delivered a positive mid-teen comp, with notable strength in sweaters and jeans. Other strong categories included women's fleece, knit tops, footwear, accessories and aerie. Men's increased in the low double-digits. The best performing categories were jeans, fleece, knit tops and sweaters. Men's and women's outerwear were below our expectations.

Overall, a well-received merchandise assortment and an increased conversion rate led to a mid single-digit increase in the number of transactions per store and a mid-teen increase in the units sold per store. Our average transaction value increased in the high single-digits, driven by a high single-digit increase in units per transaction. Less promotional activity was partially offset by a change in sales mix, leading to a slight increase in our average unit retail price.

Turning to comps by week:

  Week one increased in the high-teens, compared to a low single-digit increase last year;

  Week two comped in the positive mid-teens, compared to a decline in the low single-digits;

  Week three increased in the low double-digits, compared to a decline in the low single-digits; and

  Week four also increased in the low double-digits, compared to a mid single-digit increase last year.

Comps by region were as follows:

  The Northeast and Southwest increased in the high-teens;

  The West, the Mid-West and Mid Atlantic region increased in the low double-digits;

  The Southeast increased in the mid single-digits; and

  Canada achieved a comp in the positive low-twenties.

Gift card purchases were up over last year producing an average store increase in the high teens.

Sales at ae.com increased 45% in November, driven by higher traffic, improved conversion and a higher transaction value.

In December, we will continue our focus on gift giving, with powerful brand-defining messaging in stores and on ae.com. Our next merchandise update, spring transition, arrives in stores on December 24th, the same time as last year.

November sales performance demonstrates a strong start to the holiday season and is consistent with assumptions built into our recent earnings guidance. At this point in the quarter, we are reiterating the fourth quarter EPS guidance which we provided two weeks ago of $0.94 to $0.96 per share, compared to $0.71 last year, and would represent earning growth of 32% to 35% over the quarter last year. Adjusted for the 3 for 2 stock split payable December 18th, fourth quarter earnings guidance is $0.63 to $0.64 per share, compared to $0.47 per share last year. We will report December sales on Wednesday, January 3rd.

Happy Holidays, and thank you for your continued interest in American Eagle Outfitters.